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E-Filed

Colorado Secretary of State
Date and Time: 06/01/2018 10:04 AM
ID Number: 20071190833

Document number: 20181449463
Amount Paid: $25.00

ABOVE SPACE FOR OFFICE USE ONLY

Articles of Amendment

filed pursuant to §7-90-301, et seq. and §7-110-106 of the Colorado Revised Statutes (C.R.S.)

1. For the entity, its ID number and entity name are

ID number: 20071190833
(Colorado Secretary of State ID number)

Entity name: Bravatek Solutions, Inc.

2. The new entity name (if applicable) is ____________________.

3. *(If the following statement applies, adopt the statement by marking the box and include an attachment.)*
[X] This document contains additional amendments or other information.

4. If the amendment provides for an exchange, reclassification or cancellation of issued shares, the attachment states the provisions for implementing the amendment.

5. *(Caution: Leave blank if the document does not have a delayed effective date. Stating a delayed effective date has significant legal consequences. Read instructions before entering a date.)*

(If the following statement applies, adopt the statement by entering a date and, if applicable, time using the required format.)

The delayed effective date and, if applicable, time of this document is/are ____________________.
(mm/dd/yyyy hour:minute am/pm)

Notice:

Causing this document to be delivered to the Secretary of State for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that such document is such individual's act and deed, or that such individual in good faith believes such document is the act and deed of the person on whose behalf such individual is causing such document to be delivered for filing, taken in conformity with the requirements of part 3 of article 90 of title 7, C.R.S. and, if applicable, the constituent documents and the organic statutes, and that such individual in good faith believes the facts stated in such document are true and such document complies with the requirements of that Part, the constituent documents, and the organic statutes.

This perjury notice applies to each individual who causes this document to be delivered to the Secretary of State, whether or not such individual is identified in this document as one who has caused it to be delivered.

6. The true name and mailing address of the individual causing the document to be delivered for filing are

Brunson *(Last)* Lance *(First)* ____ *(Middle)* ____ *(Suffix)*

Walker Center
175 S. Main Street, Suite 1410
(Street name and number or Post Office Box information)

Salt Lake City *(City)* UT *(State)* 84111 *(Postal/Zip Code)*

____ *(Province – if applicable)* United States *(Country – if not US)*

(If the following statement applies, adopt the statement by marking the box and include an attachment.)

☐ This document contains the true name and mailing address of one or more additional individuals causing the document to be delivered for filing.

Disclaimer:

This form/cover sheet, and any related instructions, are not intended to provide legal, business or tax advice, and are furnished without representation or warranty. While this form/cover sheet is believed to satisfy minimum legal requirements as of its revision date, compliance with applicable law, as the same may be amended from time to time, remains the responsibility of the user of this form/cover sheet. Questions should be addressed to the user's legal, business or tax advisor(s).

<u>**Exhibit A**</u>

CERTIFICATE OF DESIGNATION
OF
SERIES E PREFERRED STOCK
OF
BRAVATEK SOLUTIONS, INC.

Bravatek Solutions, Inc., a corporation organized and existing under and by virtue of the provisions of the Colorado Revised Statutes (the "Colorado Revised Statutes" or "CRS"),

DOES HEREBY CERTIFY:

1. That the name of this corporation is Bravatek Solutions, Inc., and that this corporation was originally incorporated pursuant to the Colorado Revised Statutes on April 19, 2007.

2. Pursuant to the authority expressly granted to and vested in the Board of Directors of Bravatek Solutions, Inc. (the "Corporation") under the Colorado Revised Statutes and by Article 12 of Corporation's Articles of Incorporation (the "Articles"), there is hereby created, and the Corporation is hereby authorized to issue, a series of preferred stock, $.0001 par value, which shall have, in addition to the rights, restrictions, preferences and privileges set forth in the Articles of Incorporation as amended, if any, the following terms, conditions, rights, restrictions, preferences and privileges:

I. DESIGNATION AND AMOUNT

a. A series of preferred stock is hereby designated as "Series E Preferred Stock" in the amount of one (1) share (the "Series E Preferred Stock").

II. VOTING

a. The shares of outstanding Series E Preferred Stock shall have the right to take action by written consent or vote based on the number of votes equal to twice the number of votes of all outstanding shares of capital stock such that the holders of outstanding shares of Series E Preferred Stock shall always constitute sixty-six and two thirds (66 2/3rds) of the voting rights of the Corporation. The 66 2/3rds voting rights may be exercised by vote or written consent based on the will of a majority of the holders of Series E Preferred Stock. Except as otherwise required by law or by the Articles of Incorporation of which this designation is a part, the holders of shares of common stock and Series E Preferred Stock shall vote together and not as separate classes.

III. CONVERSION

a. Shares of Series E Preferred Stock shall not be convertible into the Corporation's Common Stock, nor shall such shares have any liquidation or dividend preference over the Corporation's Common Stock.

VI. NOTICES

a. Any notice required or permitted by the provisions of this Article to be given to a holder of shares of Series E Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the Colorado Business Corporation Act and shall be deemed sent upon such mailing or electronic transmission.

VII. NO OTHER RIGHTS DESIGNATED

a. Except as expressly designated herein, there are no other rights or preferences related to the Series E Preferred Shares, including without limitation any rights to dividends, liquidation preferences, or seniority to other classes and series of stock.

* * *

3. That the foregoing Certificate of Designation was approved by the holders of the requisite members of the Board of Directors of this Corporation in accordance with Title 7 of the Colorado Revised Statutes.

4. That this Certificate of Designation, which restates and integrates and further amends the provisions of this corporation's Articles of Incorporation as provided herein, has been duly adopted in accordance with Title 7 of the Colorado Revised Statutes.

IN WITNESS WHEREOF, this Certificate of Designation of Series E Preferred Stock has been executed by a duly authorized officer of this corporation on this 31st day of May, 2018.

BRAVATEK SOLUTIONS, INC.

e-Signed by Thomas Cellucci
on 2018-05-31 20:31:45 GMT

Thomas A. Cellucci, PhD MBA
Chief Executive Officer